Exhibit 99.1

Tactical Air Defense Services to Acquire Logos Aviation Services International Inc.

Carson City, NV- August 24, 2012 - Tactical Air Defense Services, Inc. (OTCQB: TADF), an aerospace/defense services contractor that offers tactical aviation services, aircraft maintenance, and other aerospace/defense services to the United States and Foreign militaries, is pleased to announce that it has signed a letter of intent (the “LOI”) to acquire, as a wholly-owned subsidiary of TADF, 100% of Logos Aviation Services International Inc. (“Logos”), a licensed FAA Part 145 Repair Station.

Through the acquisition of Logos and its FAA Part 145 Repair Station license, TADF will acquire the ability to provide aircraft maintenance services to many different types of customers, including (i) to the U.S. and foreign militaries that require maintenance services for its aircraft, (ii) for its own fleet of CF-5 military aircraft that it is acquiring, and (iii) for third-party aircraft from a commercial owner.

TADF intends to use its FAA Part 145 Repair Station license to (i) bid as either a prime-contractor or a sub-contractor for U.S. or foreign military aircraft maintenance contracts, (ii) internally service its own aircraft more cost-efficiently, and (iii) to develop a commercial aircraft maintenance business.

Upon closing of the acquisition of Logos, and pursuant to the terms of the LOI, TADF will purchase 100% of the outstanding shares of Logos for consideration of 833,333 thousand shares of its Series C Preferred stock.  Closing of the transaction is subject to final completion of all due-diligence and documentation and approval by the board of directors of TADF, and is anticipated within ninety days.

Alexis C. Korybut, Chief Executive Officer of TADF, stated, “The acquisition of an FAA Part 145 license adds a valuable component to TADF’s ability to successfully compete in the aviation services business.  We believe that it can lower our internal cost of servicing our own fleet of aircraft that we are currently building, as well as generate new revenue streams from both military and commercial services contracts.”

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Forward Looking Statement Disclosure

Statements contained herein that are not historical facts may be forward looking statements within the meaning of the Securities Act of 1933, as amended.  Although we believe that the expectations and assumptions upon which they are based are reasonable, we can give no assurance that such expectations and assumptions will prove to have been correct. Some of these uncertainties include, without limitation, the company’s ability to perform under existing contracts, to procure future contracts, to acquire certain assets, or to finalize funding for the purchase of certain assets. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, successful implementation of our business strategy and competition, any of which may cause actual results to differ materially from those described in the statements. We undertake no obligation and do not intend to update, revise, or otherwise publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of any unanticipated events. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance that our expectations will materialize. Many factors could cause actual results to differ materially from our forward-looking statements.

Investor Relations Contact:

Gerald N. Kieft

The WSR Group

(772) 219-7525

IR@theWSRgroup.com

www.theWSRgroup.com